                                                                    EXHIBIT 21.1


                        SUBSIDIARIES OF THE REGISTRANT



Name                     Jurisdiction of Incorporation
----                     -----------------------------

XM Satellite Radio Inc.            Delaware
XM Radio Inc. (1)                  Delaware

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(1) This company is a direct subsidiary of XM Satellite Radio Inc. and an indirect subsidiary of XM Satellite Radio Holdings Inc.